UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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NIKE, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THIS AMENDMENT IS BEING FILED TO CORRECT THE TABLE ON PAGE 15.

NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

August 9, 2004

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of NIKE, Inc. to be held at the Oregon Convention Center, 777 N.E. Martin Luther King, Jr. Blvd., Portland, Oregon, on Monday, September 20, 2004, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M.

I believe that the annual meeting provides an excellent opportunity for shareholders to become better acquainted with NIKE and its directors and officers. I hope that you will be able to attend. Highlights of the meeting will be available on videotape by calling 1-800-640-8007 following the meeting.

Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

Sincerely,

Philip H. Knight

Chairman of the Board,

President, and Chief Executive Officer

Notice of Annual Meeting of Shareholders

September 20, 2004

To the Shareholders of NIKE, Inc.

The annual meeting of shareholders of NIKE, Inc., an Oregon corporation, will be held on Monday, September 20, 2004, at 10:00 A.M., at the Oregon Convention Center, 777 N.E. Martin Luther King, Jr. Blvd., Portland, Oregon, for the following purposes:

1.	To elect a Board of Directors for the ensuing year.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

3.	To transact such other business as may properly come before the meeting.

All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 26, 2004, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

By Order of the Board of Directors

LINDSAY D. STEWART

Secretary

Beaverton, Oregon

August 9, 2004

Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or over the internet following the instructions on the proxy.

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 20, 2004, and at any adjournment thereof (the “Annual Meeting”). The Company expects to mail this proxy statement and the enclosed proxy to shareholders on or about August 9, 2004.

The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained ADP Investor Communications Services, 51 Mercedes Way, Edgewood, New York, to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $9,000 plus related out-of-pocket expenses. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR the election of each of the named nominees for director, and FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm. A shareholder may choose to strike the names of the proxy holders named in the enclosed proxy and insert other names.

A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to John F. Coburn III, Assistant Secretary of NIKE, either an instrument of revocation or an executed proxy bearing a later date.

VOTING SECURITIES

Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock”), at the close of business on July 26, 2004, will be entitled to vote at the Annual Meeting. On that date, 77,581,484 shares of Class A Stock and 185,783,487 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.

Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting. With regard to Proposal 1, the election of directors, the holders of Class A Stock and the holders of Class B Stock will vote separately. Holders of Class B Stock are currently entitled to elect 25 percent of the total Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect six directors. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposal 2.

PROPOSAL 1

ELECTION OF DIRECTORS

A Board of 9 directors will be elected at the Annual Meeting. All of the nominees were elected at the 2003 annual meeting of shareholders. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Three directors, John E. Jaqua, Richard K. Donahue, and Charles W. Robinson, who have served on the Board of Directors since 1968, 1977, and 1978, respectively, have chosen to retire from the Board at the Annual Meeting, and accordingly will not stand for election at the Annual Meeting. The Company appreciates greatly their distinguished service and valuable contributions to NIKE.

Jill K. Conway, Alan B. Graf, Jr., and Jeanne P. Jackson are nominated by the Board of Directors for election by the holders of Class B Stock. The other six nominees are nominated by the Board of Directors for election by the holders of Class A Stock.

Under Oregon law, if a quorum of each class of shareholders is present at the Annual Meeting, the six director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board of Directors.

Background information on the nominees as of July 15, 2004, appears below:

Nominees for Election by Class A Shareholders

Thomas E. Clarke — Dr. Clarke, 53, a director since 1994, joined the Company in 1980, and serves as President of New Business Ventures of the Company. He was appointed divisional vice president in charge of marketing in 1987, corporate Vice President in 1989, General Manager in 1990, and served as President and Chief Operating Officer from 1994 to 1999. Dr. Clarke previously held various positions with the Company, primarily in research, design, development and marketing. Dr. Clarke holds a Doctorate degree in biomechanics.

Ralph D. DeNunzio — Mr. DeNunzio, 72, a director of the Company since 1988, is President of Harbor Point Associates, Inc., New York, New York, a private investment and consulting firm. Mr. DeNunzio was employed by the investment banking firm of Kidder, Peabody & Co. Incorporated from 1953 to 1987, where he served as President from 1977 to 1986, as Chief Executive Officer from 1980 to 1987 and as Chairman of the Board of Directors from 1986 to 1987. Mr. DeNunzio served as Vice

Chairman and Chairman of the Board of Governors of the New York Stock Exchange from 1969 to 1972 and was President of the Securities Industry Association in 1981. In 1970, Mr. DeNunzio headed the Securities Industry Task Force, which led to enactment of the Securities Investor Protection Act of 1970 and establishment of the Securities Investor Protection Corporation.

Delbert J. Hayes — Mr. Hayes, 69, a director since 1975, served as Executive Vice President of NIKE from 1980 to 1995. Mr. Hayes served as Treasurer and in a number of other executive positions with the Company from 1975 to 1980. Mr. Hayes was a partner with Hayes, Nyman & Co., certified public accountants, from 1970 to 1975. Prior to 1970, Mr. Hayes was a certified public accountant with Price Waterhouse for eight years.

Douglas G. Houser — Mr. Houser, 69, a director since 1970, is an Assistant Secretary of the Company and has been a partner in the Portland, Oregon law firm of Bullivant, Houser, Bailey since 1965. Mr. Houser is a trustee of Willamette University and a Fellow in the American College of Trial Lawyers, and has served as a member of the Board of Governors and Treasurer of the Oregon State Bar Association and as a Director of the Rand Corporation, Institute for Civil Justice Board of Overseers.

Philip H. Knight — Mr. Knight, 66, a director since 1968, is President, Chief Executive Officer and Chairman of the Board of Directors of NIKE. Mr. Knight is a co-founder of the Company and, except for the period from June 1983 through September 1984, served as its President from 1968 to 1990, and from June 2000 to present. Prior to 1968, Mr. Knight was a certified public accountant with Price Waterhouse and Coopers & Lybrand and was an Assistant Professor of Business Administration at Portland State University.

John R. Thompson, Jr. — Mr. Thompson, 63, a director since 1991, was head coach of the Georgetown University men’s basketball team from 1972 until 1998. Mr. Thompson serves as Assistant to the President of Georgetown for Urban Affairs. Mr. Thompson was head coach of the 1988 United States Olympic basketball team. He is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

Nominees for Election by Class B Shareholders

Jill K. Conway — Dr. Conway, 69, a director since 1987, is currently a Visiting Scholar with the Massachusetts Institute of Technology’s Program in Science, Technology and Society. Dr. Conway was a Professor of History and President of Smith College, Northampton, Massachusetts, from 1975 to 1985. She was affiliated with the University of Toronto from 1964 to 1975, and held the position of Vice President, Internal Affairs from 1973 to 1975. Dr. Conway holds numerous Honorary Doctorates from North American universities. She is also a director of Merrill Lynch & Co., Inc. and Colgate-Palmolive Company.

Alan B. Graf, Jr. — Mr. Graf, 50, a director since 2002, is the Executive Vice President and Chief Financial Officer of FedEx Corporation, a position he has held since 1998, and is a member of FedEx Corporation’s Executive Committee. Mr. Graf joined FedEx Corporation in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998. He is also a director of Kimball International, Inc. and Mid-America Apartment Communities, Inc.

Jeanne P. Jackson — Ms. Jackson, 52, a director since 2001, is Founder and CEO of MSP Capital, a private investment company. Ms. Jackson was CEO of Walmart.com from March 2000 to January 2002. She was with Gap, Inc., as President and CEO of Banana Republic from 1995-2000, also serving as CEO of Gap, Inc. Direct from 1998-2000. Since 1978, she has held various retail management positions with Victoria’s Secret, The Walt Disney Company, Saks Fifth Avenue, and Federated Department Stores. Ms. Jackson is a Trustee of the United States Ski and Snowboard Team, and serves on the Board of Advisors of the Harvard Graduate School of Business. She is also a director of McDonald’s, Nordstrom, and Williams-Sonoma.

Board of Directors and Committees

The Board currently has an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Finance Committee, a Corporate Responsibility Committee, and a Compensation Committee, and may also appoint other committees from time to time. Each committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s internet website (www.nikebiz.com) and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. There were five meetings of the Board of Directors during the last fiscal year. Each director attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served, except for Mr. Thompson who attended 69 percent. The Company encourages all directors to attend each annual meeting of shareholders, and all but one director attended the 2003 Annual Meeting.

Pursuant to New York Stock Exchange rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The rules permit the Board to adopt categorical standards under which relationships will be deemed immaterial without any specific Board determination. Accordingly, the Board has determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board of Directors has determined that all directors, except Mr. Knight and Dr. Clarke who are executive officers of the Company, have no material relationship with the Company and, therefore, are independent.

Executive sessions of non-management directors (consisting of all directors other than Mr. Knight and Dr. Clarke) are regularly scheduled and held at least once each year. The position of presiding director at these executive sessions is rotated among the Chairs of the various Board committees, other than the Executive Committee, so there is no single lead director.

The Executive Committee of the Board is currently composed of Messrs. Knight (Chairman), Clarke, and Houser. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next Board meeting. The Executive Committee held no formal meetings during the fiscal year ended May 31, 2004, but took actions from time to time pursuant to written consent resolutions.

The Audit Committee is currently composed of Mr. Graf (Chairman), Ms. Jackson, and Mr. Robinson. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the New York Stock Exchange listing standards. The Board has also determined that Mr. Graf is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. The Audit Committee is responsible for the engagement or discharge of the independent registered public accountants, reviews and approves services provided by the independent registered public accountants, and reviews with the independent registered public accountants the scope and results of their annual examination of the Company’s consolidated financial statements and any recommendations they may have. The Audit Committee also reviews the Company’s procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and the Company’s policies concerning financial reporting and business practices. In 2004, the Charter of the Audit Committee was amended. A copy of the Charter is attached to this Proxy Statement as Exhibit A. The Audit Committee met 14 times during the fiscal year ended May 31, 2004.

The Nominating and Corporate Governance Committee is currently composed of Mr. DeNunzio (Chairman), Dr. Conway, Mr. Donahue, and Mr. Houser. The Board has determined that each member of the Nominating and Corporate Governance Committee meets all applicable independence requirements under the New York Stock Exchange listing standards. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends director nominees for election at each annual shareholder meeting, and develops and recommends corporate governance guidelines and standards for business conduct and ethics. The committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations to the Board concerning the structure and membership of the other Board committees. The Nominating and Corporate Governance Committee met five times during the fiscal year ended May 31, 2004.

The Finance Committee is currently composed of Messrs. Robinson (Chairman), DeNunzio, and Hayes. The Finance Committee considers long-term financing options and needs of the Company, long-range tax and currency issues facing the Company, and management recommendations concerning major capital expenditures and material acquisitions or divestments. The Finance Committee met nine times during the fiscal year ended May 31, 2004.

The Corporate Responsibility Committee is currently composed of Dr. Conway (Chair), and Messrs. Donahue, Houser, and Thompson. The Corporate Responsibility Committee reviews significant activities and policies regarding labor and environmental practices, community affairs, charitable and foundation activities, diversity and equal opportunity, and environmental and sustainability initiatives, and makes recommendations to the Board of Directors. The Corporate Responsibility Committee met four times during the fiscal year ended May 31, 2004.

The Compensation Committee is currently composed of Mr. DeNunzio (Chairman), Ms. Jackson, Mr. Jaqua, and Mr. Thompson. The Compensation Committee determines the Chief Executive Officer’s compensation and makes recommendations to the Board regarding other officers’ compensation, management incentive compensation arrangements and profit sharing plan contributions. The Compensation Committee also grants stock options and restricted stock bonuses under the NIKE, Inc. 1990 Stock Incentive Plan, and determines targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan. The Compensation Committee met four times during the fiscal year ended May 31, 2004.

Director Nominations

The Nominating and Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o John F. Coburn III, Assistant Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.

As provided in the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of their character, judgment, business experience and acumen, understanding of the Company’s business, diversity, specific skills needed by the Board, and ability to devote time to Board responsibilities. In considering the re-nomination of an incumbent director, the Nominating and Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Nominating and Corporate Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full committee. With respect to new director candidates who pass the initial screening, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.

Shareholder Communications with Directors

Shareholders desiring to communicate directly with the Board of Directors, with the non-management directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients, c/o John F. Coburn III, Assistant Secretary, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

Code of Business Conduct and Ethics

The NIKE Code of Ethics (“Code”) is available at the Company’s internet website (www.nikebiz.com) and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code applies to the Company’s chief executive officer and senior financial officers, and to all other Company directors, officers and employees. The Code provides that any waiver of the Code may be made only by the Board. Any such waiver in favor of a director or executive officer will be publicly disclosed. The Company plans to disclose amendments to, and waivers from, the Code on the Company’s internet website: www.nikebiz.com.

Director Compensation and Retirement Plan

Messrs. Knight and Clarke do not receive additional compensation for their services as directors. Directors are reimbursed for travel and other expenses incurred in attending Board meetings. Pursuant to elections made in fiscal 2000, Messrs. Donahue, Hayes, Jaqua, Robinson, and Thompson, and Dr. Conway

receive an annual fee of $22,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, an annual grant of an option to purchase 4,000 shares of stock at the market price at grant, medical insurance, and $500,000 of life insurance coverage. Messrs. DeNunzio, Graf, Houser, and Ms. Jackson, and all directors first elected after fiscal 2000, receive a fee of $40,000 per year, plus $2,000 for each Board meeting attended, $1,000 for each committee meeting attended, and an annual grant of an option to purchase 4,000 shares of stock at the market price at grant. However, they receive no medical or life insurance benefits. In exchange for electing the new compensation method in fiscal 2000, Messrs. DeNunzio and Houser also receive an annual grant of an option to purchase 1,000 shares of stock at the market price on the date of grant.

From 1989 to 1999, the Company provided certain retirement benefits to non-employee directors who retired after serving for five years or more. The plan provided that after ten years of service by a director, the Company would provide such director for the remainder of his or her life with $500,000 of life insurance and medical insurance at the levels provided by the Company to all of its employees at the time the director retires. The plan also provided that a director who had served for at least five years would receive an annual retirement cash payment for life, commencing on the later of age 65 or the date the director retires or ceases to be a member of the Board. The annual retirement cash payment ranged from $9,000 for five years of service up to a maximum of $18,000 for 10 or more years of service.

In fiscal 2000, in an effort to reduce future retirement obligations, the Board of Directors approved a new retirement plan that allowed directors to make a one-time election to waive their future rights to annual retirement cash payments in exchange for a credit to a stock account under the Company’s Deferred Compensation Plan equal to the lump sum present value of the payments based on the actuarial life expectancy of each director. The number of shares of Class B Common Stock credited to each stock account was based on the market price of the stock on September 1, 1999. All directors at that time, except for Messrs. Donahue and Robinson, elected the new plan. The number of shares of Class B Common Stock credited to the stock accounts of each director was: Dr. Conway, 4,165; Mr. DeNunzio, 3,852; Mr. Hayes, 4,217; Mr. Houser, 4,243; Mr. Jaqua, 2,610; and Mr. Thompson, 3,271. Any non-employee directors first elected after fiscal 2000 do not receive retirement benefits.

Directors first elected after the 1993 fiscal year must retire at age 72.

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of NIKE securities beneficially owned, as of July 15, 2004, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Officers”), and (iv) all nominees, Named Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the Securities and Exchange Commission to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Messrs. Hayes, Jaqua and Knight; for Cardinal Fund I, L.P.; and for all directors and officers as a group.

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
Thomas E. Clarke Portland, Oregon	Class B	223,276	(3) (4) (5)	0.1%
Jill K. Conway Boston, Massachusetts	Class B	29,455	(6)
Ralph D. DeNunzio Riverside, Connecticut	Class B	111,458	(3) (6)
Richard K. Donahue Lowell, Massachusetts	Class B	115,202
Alan B. Graf, Jr. Memphis, Tennessee	Class B	9,000	(3)
Delbert J. Hayes Newberg, Oregon	Class A Class B	390,000 597,342	(6)	0.5% 0.3%
Douglas G. Houser Portland, Oregon	Class B	95,724	(3) (6)
Jeanne Jackson Newport Coast, California	Class B	6,000	(3)
John E. Jaqua Eugene, Oregon	Class A Class B	389,263 570,564	(6) (7)	0.5% 0.3%
Philip H. Knight (8) Beaverton, Oregon	Class A Class B	71,655,047 71,662,541	(9) (5) (9)	92.4% 27.8%

	Title of Class	Shares Beneficially Owned (1)		Percent of Class (2)
Charles W. Robinson Santa Fe, New Mexico	Class B	300,000		0.2%
John R. Thompson, Jr Washington, D.C.	Class B	17,446	(3) (6)
Charles Denson (8) Portland, Oregon	Class B	217,438	(3) (4) (5) (10)	0.1%
Mindy Grossman (8) Beaverton, Oregon	Class B	80,709	(3) (5) (10)
Mark G. Parker (8) Beaverton, Oregon	Class B	385,445	(3) (4) (5) (10)	0.2%
Gary M. DeStefano (8) Beaverton, Oregon	Class B	173,421	(3) (4) (5) (10)
Sojitz Corporation of America Portland, Oregon	Preferred (11)	300,000		100.0%
Cardinal Fund I, L.P. Fort Worth, Texas	Class A Class B	1,950,000 14,718,131	(12) (12)	2.5% 7.8%
FMR Corp Boston, Massachusetts	Class B	11,100,980	(13)	6.0%
Janus Capital Management LLC Denver, Colorado	Class B	10,056,037	(13)	5.4%
Wellington Management Company LLP Boston, Massachusetts	Class B	10,052,287	(13)	5.4%
All directors and executive officers as a group (24 persons)	Class A Class B	72,434,310 75,327,330	(3)	93.4% 29.1%

(1)	A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)

These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after July 15, 2004, the following numbers of shares: 215,000 shares for Dr. Clarke, 4,000 shares for

Mr. DeNunzio, 5,000 for Mr. Graf, 4,000 shares for Mr. Houser, 6,000 shares for Ms. Jackson, 10,000 shares for Mr. Thompson, 177,500 shares for Mr. Denson, 65,000 shares for Ms. Grossman, 330,000 shares for Mr. Parker, 138,000 shares for Mr. DeStefano and 1,565,250 shares for the executive officer and director group.

(4)	Includes shares held in accounts under the NIKE, Inc. 401(k) and Profit Sharing Plan for Dr. Clarke, Mr. Denson, Mr. Parker, and Mr. DeStefano in the amounts of 2,725, 4,397, 3,095, and 3,118 shares, respectively.

(5)	These amounts include 1,859, 1,859, 929, 929, 929, and 929 shares granted to Mr. Knight, Dr. Clarke, Mr. Denson, Ms. Grossman, Mr. Parker, and Mr. DeStefano respectively, under the NIKE, Inc. Long-Term Incentive Plan, as to which the restrictions expire August 15, 2004.

(6)	Includes shares credited to accounts under the NIKE, Inc. Deferred Compensation Plan in the following amounts: 4,387 for Dr. Conway; 4,058 for Mr. DeNunzio; 4,442 for Mr. Hayes; 4,469 for Mr. Houser; 2,749 for Mr. Jaqua; and 3,446 for Mr. Thompson.

(7)	Does not include 473,281 shares owned by Mr. Jaqua’s spouse. Mr. Jaqua has disclaimed ownership of these shares.

(8)	Executive officer listed in the Summary Compensation Table.

(9)	Does not include: (a) 814,790 Class A shares held by a limited partnership in which a corporation owned by Mr. Knight’s spouse is a co-general partner, (b) 65,224 Class A shares owned by such corporation, (c) 1,000,000 Class B shares held by the Knight Foundation, a charitable foundation in which Mr. Knight and his spouse are directors, (d) 1,950,000 Class A shares held by Oak Hill Strategic Partners, L.P., a limited partnership in which a company owned by Mr. Knight is a limited partner, and (e) 12,768,131 Class B shares held by Cardinal Fund I, L.P., a limited partnership in which Mr. Knight is a limited partner. Mr. Knight has disclaimed ownership of all such shares.

(10)	These amounts include 15,314, 14,357, 15,314, and 11,485 restricted shares granted on July 18, 2003 to Mr. Denson, Ms. Grossman, Mr. Parker, and Mr. DeStefano respectively, under the NIKE, Inc. Stock Incentive Plan. The restrictions lapse with respect to one third of the shares on each of the first three anniversaries of the grant date, with the exception of Mr. DeStefano’s grant which will vest 100% on the third anniversary of the date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited.

(11)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(12)	Includes 1,950,000 shares of Class A Common Stock held by Oak Hill Strategic Partners, L.P., which is under common control with Cardinal Fund I, L.P.

(13)	Information provided as of December 31, 2003 in Schedule 13G filed by the shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent shareholders are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 31, 2004 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that a report covering one transaction was filed one day late by Mr. Hayes, a report covering one transaction was filed five days late by Mr. Parker, a report covering one transaction was filed five days late by Mr. Sprunk, a report covering one transaction was filed five days late by Dr. Clarke, and a report covering one transaction was filed twelve days late by Mr. Edwards. Each resulted from broker clerical errors regarding notification of the Company.

EXECUTIVE COMPENSATION

The following table discloses compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and its next four most highly compensated executive officers for all services rendered by them in all capacities to the Company and its subsidiaries during the fiscal year ended May 31, 2004 and the two preceding fiscal years.

Summary Compensation Table

		Annual Compensation				Restricted Stock Awards ($)		Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)			Stock Options (#)	LTIP Payouts ($)	All Other Compensation ($) (1)
Philip H. Knight Chairman, Chief Executive Officer and President	2004 2003 2002	1,392,308 1,350,000 1,350,321	2,278,282 1,121,840 1,377,327		— — —	— — —		— — —	456,000 320,000 0	99,053 87,195 572,856

Mark G. Parker President NIKE Brand	2004 2003 2002	992,308 942,308 897,436	1,270,759 817,154 595,000		— — —	800,000 — —	(3)	70,000 70,000 60,000	228,000 160,000 0	81,226 59,079 50,284	(2)

Charles Denson President NIKE Brand	2004 2003 2002	934,615 834,615 713,141	1,196,878 740,907 472,812		— — 108,502	800,000 — —	(3)	70,000 70,000 60,000	228,000 160,000 0	72,050 46,933 35,702

Mindy Grossman Vice President Apparel	2004 2003 2002	792,308 734,615 645,833	845,531 485,434 395,250		— — —	750,000 — —	(3)	50,000 40,000 30,000	228,000 160,000 0	50,341 96,719 199,137

Gary M. DeStefano President USA Operations	2004 2003 2002	742,308 684,615 603,846	769,361 420,080 369,554	(4)	— — —	600,000 — —	(3)	44,000 44,000 40,000	228,000 160,000 0	53,796 41,704 34,271

(1)	Includes contributions by the Company to the NIKE, Inc. 401(k) and Profit Sharing Plan for the fiscal year ended May 31, 2004 in the amount of $7,880 each for Mr. Knight and Ms. Grossman, $13,580 for Mr. Denson, and $15,880 each for Mr. Parker and Mr. DeStefano. Also includes contributions by the Company to the Deferred Compensation Plan for Mr. Knight, Mr. Parker, Mr. Denson, Ms. Grossman, and Mr. DeStefano of $91,173, $63,410, $58,470, $42,461, and $37,916, respectively.

(2)	Includes above-market interest on deferred compensation for Mr. Parker in the amount of $1,936 for the 2004 fiscal year.

(3)	Represents the value of restricted shares granted based on the closing market price of the Class B Stock on the grant date. On July 18, 2003, restricted stock grants were made to Mr. Parker and Mr. Denson for 15,314 shares, Ms. Grossman for 14,357 shares, and Mr. DeStefano for 11,485 shares. The restrictions lapse with respect to one third of the shares on each of the first three anniversaries of the grant date, with the exception of Mr. DeStefano’s grant which will vest 100% on the third anniversary of the grant date, unless employment terminates before that date, in which case any remaining restricted shares are forfeited. Dividends on restricted shares are paid currently to the holders. On May 31, 2004 the number of remaining restricted shares and the dollar value of those shares based on the fair market value of $71.15 per share on that date was 15,314 shares with a value of $1,089,591 for Mr. Parker and Mr. Denson, 14,357 shares with a value of $1,021,501 for Ms. Grossman, and 11,485 shares with a value of $817,158 for Mr. DeStefano.

(4)	Includes $30,000 bonus outside the Executive Performance Sharing Plan.

Option Grants in the Fiscal Year Ended May 31, 2004

Name	Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5% ($)	10% ($)
Philip H. Knight	—	—	—	—	—	—
Mark G. Parker	70,000	1.4	$52.24	7/17/13	$2,299,742	$5,827,997
Charles Denson	70,000	1.4	$52.24	7/17/13	$2,299,742	$5,827,997
Mindy Grossman	50,000	1.0	$52.24	7/17/13	$1,642,673	$4,162,855
Gary DeStefano	44,000	0.9	$52.24	7/17/13	$1,445,552	$3,663,313

(1)	The options shown in the table with the expiration date of July 17, 2013 become exercisable with respect to 25% of the total number of shares on each of July 18, 2004, 2005, 2006, and 2007. All options for all individuals will become fully exercisable generally upon the approval by the Company’s shareholders of a merger, plan of exchange, sale of substantially all of the Company’s assets or plan of liquidation.

(2)	The exercise price is the market price of Class B Stock on the date the options were granted.

(3)	Assumed annual appreciation rates are set by the SEC and are not a forecast of future appreciation. The actual realized value depends on the market value of the Class B Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of the Class B Stock. All assumed values are before taxes and do not include dividends.

Aggregated Option Exercises in the Fiscal Year

Ended May 31, 2004 and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Philip H. Knight	0	0	0	0	0	0
Mark G. Parker	80,000	$3,641,862	280,000	152,500	$6,551,863	$3,351,325
Charles Denson	32,000	$1,434,534	127,500	152,500	$3,311,800	$3,351,325
Mindy Grossman	90,000	$2,752,246	35,000	95,000	$966,300	$2,042,450
Gary DeStefano	0	0	106,000	97,000	$2,505,295	$2,139,450

(1)	Based on a fair market value as of May 31, 2004 of $71.15 per share. Values are stated on a pre-tax basis.

Long-Term Incentive Plans Awards in Fiscal Year Ended May 31, 2004

Name	Performance or Other Period Until Maturation or Payout (1)	Threshold ($)	Target ($)	Maximum ($)
Philip H. Knight	Fiscal Years 2004 to 2006	60,000	600,000	900,000
Mark G. Parker	Fiscal Years 2004 to 2006	50,000	500,000	750,000
Charles Denson	Fiscal Years 2004 to 2006	50,000	500,000	750,000
Mindy Grossman	Fiscal Years 2004 to 2006	40,000	400,000	600,000
Gary DeStefano	Fiscal Years 2004 to 2006	30,000	300,000	450,000

(1)	In June 2003, the Compensation Committee established a series of performance targets based on fiscal 2004 through 2006 revenues and earnings per share corresponding to award payouts ranging from 10% to 150% of the target awards. Participants will receive a payout at the average of the percentage levels corresponding to the results for the two targets, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance. Under the terms of the awards, on August 15, 2006 the Company would issue in the name of each participant a number of shares of Class B Stock with a value equal to the award payout based on the closing price of the Class B Stock on that date on the New York Stock Exchange, or pay all or part of that value in cash, at the election of the participant. The shares or cash will be 100% vested at that time. The Company’s performance in fiscal years 2002 to 2004 corresponded to an LTIP payout of 114% of the target awards for the performance period that ended on May 31, 2004.

Equity Compensation Plans

The following table summarizes equity compensation plans approved by shareholders and equity compensation plans that were not approved by the shareholders as of May 31, 2004:

Plan category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders (1)	18,641,379	$47.39	17,112,719
Equity compensation plans not approved by shareholders (2)	170,000	50.43	953,318

Total	18,811,379	$47.42	18,066,037

(1)	Includes 18,641,379 options outstanding subject to the 1990 Stock Incentive Plan. Includes 13,805,154 shares available for future issuance under the 1990 Stock Incentive Plan, 905,626 shares available for future issuance under the Long-Term Incentive Plan, and 2,401,939 shares available for future issuance under the Employee Stock Purchase Plan.

(2)	The Company has granted to a few consultants and directors nonqualified options to purchase NIKE Class B Stock. The options have terms ranging from 8 to 10 years, expiring at various times from 2006 to 2009, with exercise prices ranging from $45.00 to $55.81. All of the options are exercisable. Includes 953,318 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Performance Graph and the Report of the Compensation Committee below shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

Performance Graph

The following graph demonstrates a five-year comparison of cumulative total returns for NIKE’s Class B Stock, the Standard & Poor’s 500 Stock Index, the Standard & Poor’s Footwear Index, and the Standard & Poor’s Apparel, Accessories & Luxury Goods Index. The graph assumes an investment of $100 on May 31, 1999 in each of the Company’s Common Stock, and the stocks comprising the Standard & Poor’s 500 Stock Index, the Standard & Poor’s Footwear Index, and the Standard & Poor’s Apparel, Accessories & Luxury Goods Index. Each of the indices assumes that all dividends were reinvested.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN AMONG NIKE, INC., S&P 500 INDEX,

S&P FOOTWEAR INDEX AND S&P APPAREL, ACCESSORIES & LUXURY GOODS INDEX

The Standard & Poor’s Footwear Index consists of NIKE and Reebok International. The Standard & Poor’s Apparel, Accessories & Luxury Goods Index consists of Liz Claiborne, Inc., VF Corp., and Jones Apparel. The Standard & Poor’s Footwear and Apparel, Accessories, and Luxury Goods Indices include companies in two major lines of business in which the Company competes. The indices do not encompass all of the Company’s competitors, nor all product categories and lines of business in which the Company is engaged. Because NIKE is part of the S&P Footwear Index, the price and returns of NIKE stock affect this index.

The Stock Performance shown on the Graph above is not necessarily indicative of future performance. The Company will not make nor endorse any predictions as to future stock performance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of the Chief Executive Officer and, subject to the approval of the Board of Directors, the compensation of the Company’s other four most highly compensated executive officers, and oversees the administration of executive compensation programs.

Executive Compensation Policies and Programs.    The Company’s executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short- and long-term strategic Company goals. The programs link each executive’s compensation directly to individual and Company performance. A significant portion of each executive’s total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

There are three basic components to the Company’s “pay for performance” system: base pay; annual incentive bonus; and long-term incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent surveys that include information regarding the general industry as well as other consumer product companies. Since the Company’s market for executive talent extends beyond the sports industry, the survey data includes global name-brand consumer product companies with sales in excess of $2 billion. A comparison of the Company’s financial performance with that of the companies and indices shown in the Performance Graph is only one of many factors considered by the Committee to determine executive compensation.

Base Pay.    Base pay is designed to be competitive (generally in the second or third quartile) as compared to salary levels for equivalent executive positions at other global consumer product companies. An executive’s actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance (measured against strategic management objectives such as maintaining customer satisfaction, developing innovative products, strengthening market share and profitability, and expanding the markets for the Company’s products). The types and relative importance of specific financial and other business objectives vary among the Company’s executives depending on their positions and the particular operations or functions for which they are responsible. The Company’s philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

Annual Incentive Bonus.    Each executive is eligible to receive an annual cash bonus under the Executive Performance Sharing Plan. The “target” level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company’s executives by providing substantial bonus payments for the achievement of financial goals within the Company’s business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves financial performance goals set by the Committee, as measured by the Company’s net income before taxes. Bonuses may exceed the target if the Company’s performance exceeds the goal.

Long-Term Incentive Compensation.    The long-term compensation program is tied directly to shareholder return. Under the current program, long-term incentive compensation consists of stock options, 25% of which vest in each of the four years after grant, and performance-based stock or cash awards under the Long-Term Incentive Plan (“LTIP”).

Stock options are awarded with an exercise price equal to the fair market value of the Class B Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Class B Stock appreciates. Since options vest over time, the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Committee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each executive’s actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive’s potential for future contributions. In limited instances, executives may receive restricted stock awards, which vest one-third per year over three years. In July 2003, the Committee approved a one-time grant of restricted stock awards to executive officers to address deficiencies in the incentive components of compensation when compared to other consumer product companies. These awards vest one-third per year over three years.

Under the LTIP, the Committee has established a series of performance targets corresponding to awards of stock or cash ranging from 10% to 150% of the target awards. The performance targets have been based on revenues and earnings per share for performance periods of three years, in order to provide an incentive to achieve the Company’s longer-term performance goals. If performance targets are achieved, shares of stock or cash issued to executives are fully vested upon payment.

Stock options and performance-based stock and cash awards under the LTIP are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock and the shareholders’ return. In addition, through deferred vesting and three-year performance periods, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

Other Plans.    The Company maintains combined profit sharing and 401(k) retirement plans, a non-qualified Deferred Compensation Plan, and Employee Stock Purchase Plans. Under the profit sharing retirement plan, the Company annually contributes to a trust on behalf of employees, including executive officers, an amount that in the past five fiscal years has equaled an annual contribution of between 3.20% to 4.09% of each employee’s earnings. The percentage is determined by the Board of Directors.

For fiscal 2004, under the terms of the profit sharing plan, each employee, including each executive officer, received a contribution to his or her plan account of 3.94% of the employee’s total eligible salary and bonus up to $200,000. Under the terms of the Deferred Compensation Plan, employees, including executive officers, whose total eligible salary and bonus exceeds $200,000 receive a supplemental profit sharing contribution into a nonqualified deferred compensation account in an amount equal to the additional contribution they would have received under the profit sharing plan if not for the $200,000 cap on salary and bonus considered for purposes of that plan as required under IRS regulations. Accordingly, those employees each received supplemental contributions equal to 3.94% of their eligible salary and bonus in excess of $200,000. These profit sharing plans serve to retain employees and executives, since funds do not fully vest until after five years of employment with the Company.

Under the 401(k) retirement plan, the Company contributes up to 4% of each employee’s earnings as a matching contribution for pre-tax salary deferred into the plan. This matching contribution is initially invested in Class B Stock, which strengthens the linkage between employee and shareholder interests.

The Company’s Employee Stock Purchase Plan (“ESPP”) qualifies under Section 423 of the Internal Revenue Code. The ESPP allows employees to defer up to 10% of their annual compensation for purchases of Class B Stock, subject to certain limitations. The stock is purchased every six months at 85% of the lower of the price of the stock at the beginning or end of the six-month period. Pursuant to the Foreign Subsidiary Employee Stock Purchase Plan, the Company offers and sells Class B Stock on substantially identical terms to employees of selected non-U.S. subsidiaries. These plans are intended to encourage employee investment in the Company and to provide an incentive for employees to increase shareholder returns.

Annual Reviews.    Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by Human Resources staff and uses surveys and reports prepared by independent compensation consultants.

Each year, the Committee, with the Chairman and Human Resources staff, reviews the individual performance of each of the other four most highly compensated executive officers, and the Chairman’s recommendations with respect to the appropriate compensation levels and awards. The Committee sets performance and bonus targets, and certifies awards, under the Executive Performance Sharing Plan and the LTIP, makes stock option grants and restricted stock awards, determines the compensation of the Chief Executive Officer, and makes recommendations to the Board of Directors for final approval of all other compensation matters. The Committee also reviews with the Chairman and the Human Resources staff the financial and other strategic objectives, such as those identified above, for each of the named executive officers for the following year.

For fiscal year 2004, the Company met targeted performance objectives set for named executive officers sufficient for a payout under the Executive Performance Sharing Plan. This resulted from increased profitability due to aligning costs with revenues, and sales increases in key product categories and markets, more than offsetting reductions in others. Furthermore, the Company’s competitive position in the industry remained strong. The Company’s financial performance corresponded to bonuses of 142% of the individual target bonuses under the Executive Performance Sharing Plan, and 114% of the individual target payouts under the three-year LTIP.

Chief Executive Officer.    In reviewing Mr. Knight’s performance, the Committee focused primarily on the Company’s performance in fiscal year 2004, which resulted in strong revenue and earnings growth. The Committee noted continued progress toward the achievement of various strategic objectives such as operational and supply chain efficiencies, growth in key product categories and regions, and revenue growth. The Committee also considered the other factors described above. Consistent with the plans, Mr. Knight received a bonus of $1,392,308 under the Executive Performance Sharing Plan, $456,000 under the LTIP, and no stock option awards. The Committee did not change Mr. Knight’s base salary for the 2005 fiscal year.

Section 162(m) of the Internal Revenue Code.    In 2000 shareholders re-approved the Executive Performance Sharing Plan, in 2002 they re-approved the LTIP, and in 2003 they re-approved the stock incentive plan. The plans are each designed to satisfy the performance-based exception to the Section 162(m) limitation on deductibility with respect to incentive compensation for named executive officers, except that restricted stock bonuses do not qualify as performance based.

Members of the Compensation Committee:

Ralph D. DeNunzio, Chairman

Jeanne P. Jackson

John E. Jaqua

John R. Thompson, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during the fiscal year ended May 31, 2004 are listed above. The Committee is composed solely of independent, non-employee directors.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

An agreement between the Company and President of the NIKE Brand Mark G. Parker contains a covenant not to compete that extends for one year following the termination of his employment with the Company. The agreement provides that if Mr. Parker voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $20,833 or (ii) one-twenty-fourth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his resignation. The agreement provides further that if Mr. Parker’s employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the greater of (i) $41,667 or (ii) one-twelfth of the total salary and bonuses received by Mr. Parker during the 12-month period immediately preceding his termination. If Mr. Parker is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Parker is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

The Company has a similar agreement with President of NIKE Brand, Mr. Charles D. Denson, that extends for one year following the termination of his employment with the Company. The agreement provides that if his employment is terminated by the Company, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the sum of Mr. Denson’s last salary plus 1/12th of his annual cash bonus (calculated at 100% of his targeted rate). The agreement provides further that if he voluntarily resigns, the Company will make monthly payments to him during the one-year noncompetition period in an amount equal to the sum of one-half of his last salary plus 1/24th of his annual cash bonus (calculated at 100% of his targeted rate). If Mr. Denson is terminated without cause, the parties may mutually agree to waive the covenant not to compete, and if Mr. Denson is terminated for cause, the Company may unilaterally waive the covenant. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

The Company has an employment agreement and a covenant not to compete with Vice President Mindy Grossman that was renewed for a three-year term as of September 28, 2003. Under the new agreement, her base salary will be $800,000 per year, subject to annual increases based on performance. The Company will pay certain travel expenses for her and her family between New York City and Beaverton, Oregon, her target bonus under the Executive Performance Sharing Plan for fiscal 2004 and thereafter was set at 75 percent of her annual salary, and her target award level under the Long-Term Incentive Plan for all awards made in or after fiscal 2004 was set at $400,000. Ms. Grossman received a grant of 14,357 shares of restricted stock as of July 18, 2003 with a value of $750,000 based on the closing market price on the prior day, which will vest with respect to one-third of the shares on the first three anniversaries of the date of grant. During the term of her contract, she is to be granted an option to purchase at least 50,000 shares of Class B Stock each year, which will generally vest with respect to 25%

of each option on the first four anniversaries of the date of grant. To align the timing of her grants with the timing of the grants made to other executive officers of the Company, her restricted stock award and 50,000 share option was granted on July 18, 2003 rather than September 28, 2003. If Ms. Grossman’s employment is terminated (i) without cause, (ii) by her for good reason, or (iii) due to disability, she will receive severance payments equal to one times her final annual salary and 60% of the salary earned year-to-date in the fiscal year of termination, and her initial option and restricted stock grants will be fully vested. In addition, if Ms. Grossman’s employment with the Company is terminated, the Company will make monthly payments to her during a one-year period of a covenant not to compete in an amount equal to her last monthly salary. The Company may unilaterally waive the covenant not to compete. If the covenant is waived, the Company will not be required to make the payments described above for the months as to which the waiver applies.

Certain Transactions and Business Relationships

Mr. Knight makes his airplane available for business use by the Company for no charge. NIKE operates and maintains the aircraft. During fiscal 2004, Mr. Knight reimbursed the Company $391,176 for NIKE’s operating costs related to his personal use of this aircraft.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to examine the Company’s consolidated financial statements for the fiscal year ending May 31, 2005 and to render other professional services as required.

The Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2004	2003
Audit Fees (1)	$3.1 million	$2.4 million
Audit-Related Fees (2)	$0.2 million	$0.4 million
Tax Fees (3)	$1.8 million	$2.6 million

Financial Information System Design and Implementation Fees (4)	—	$2.8 million
Miscellaneous Service Fees (5)	$0.7 million	$1.0 million

All Other Fees	$0.7 million	$3.8 million

Total	$5.8 million	$9.2 million

(1)	Comprised of the audit of the Company’s annual financial statements and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services, comfort letters and consents to SEC filings.

(2)	Comprised of employee benefit plan audits, acquisition due diligence, and consultations regarding financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax planning, and tax advice. Tax compliance includes services related to the preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries and represents $1.2 million and $1.6 million of the tax fees for fiscal 2004 and 2003, respectively. The remaining tax fees primarily include tax advice. Included in the fiscal 2003 tax fees are contingent fees of $0.2 million arising from services commenced in fiscal 2002 and completed in fiscal 2003. Services for contingent fees are no longer performed by PricewaterhouseCoopers.

(4)	Beginning in late 1998, NIKE commenced a multi-year project to replace and upgrade its supply chain systems, including design, production, sales, distribution and finance. PricewaterhouseCoopers LLP was chosen through a competitive bidding process as one of several major contractors to work on a portion of that project. In October 2002, the Business Consulting Services unit of International Business Machines Corporation acquired the consulting division of PricewaterhouseCoopers working on the supply chain project. Accordingly, such services are no longer performed by PricewaterhouseCoopers.

(5)	Comprised of services for the preparation of tax returns for expatriate employees, labor and corporate responsibility audits, computer system access security (completed by May 6, 2004 in accordance with transition rules), and other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. During fiscal 2004, fees totaling $39,100, or 0.7% of total fees, were paid to PricewaterhouseCoopers for several small engagements in foreign locations that were not pre-approved, but were approved by the Audit Committee promptly after their inadvertent omission from pre-approval was noticed.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61.

•	Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

•	Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Alan B. Graf, Jr., Chairman

Jeanne P. Jackson

Charles W. Robinson

OTHER MATTERS

As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

SHAREHOLDER PROPOSALS

A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2005 annual meeting of shareholders must be received by John F. Coburn III, Assistant Secretary of NIKE, at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 11, 2005 in order to be eligible for inclusion. Rules under the Securities Exchange Act of 1934 describe standards as to the submission of shareholder proposals. In addition, the Company’s bylaws require that any shareholder wishing to make a nomination for Director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, and that notice must meet certain requirements described in the bylaws.

For the Board of Directors

LINDSAY D. STEWART

SECRETARY

EXHIBIT A

NIKE, Inc.

Charter of the Audit Committee

Purpose

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of NIKE, Inc. (the “Company”) is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, and internal controls of the Company. The Committee’s purpose includes assisting the Board’s oversight of:

•	The integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditor.

The Committee’s purpose also includes preparing the report of the Committee that the Securities and Exchange Commission (“SEC”) rules require to be included in the Company’s annual proxy statement.

Membership

The Audit Committee shall consist of at least three directors as determined by the Board. The Committee members shall meet the independence, financial literacy, and other requirements of the NYSE and all other applicable rules, regulations, and statutes. At least one of the members must be a financial expert as defined by applicable rules, regulations, and statutes. The chair of the Committee shall be designated by the Board and shall have accounting or related financial management expertise. A member of the Committee may not simultaneously serve on the audit committee of more than three public companies unless such service is approved by the Board upon its determination, based on the recommendation of the Nominating and Corporate Governance Committee, that the simultaneous service would not impair the ability of the member to effectively serve on the Company’s Audit Committee. A member of the Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee, accept any consulting, advisory, or other compensatory fee from the Company, or be an affiliated person of the Company or a subsidiary thereof. The chair and the members of the Committee shall be appointed by the Board of Directors approximately annually.

Meetings

The Committee shall meet with such frequency and at such intervals as it determines is necessary to carry out its duties and responsibilities. The Committee may permit attendance at meetings by management and such ex officio members as the Committee may determine appropriate or advisable from time to time. The Committee shall report regularly to the Board on matters within the Committee’s responsibilities, and shall maintain minutes of Committee meetings.

Duties and Responsibilities

Committee will have the following duties and responsibilities:

1. The sole authority to retain, with shareholder ratification, and terminate the Company’s independent auditor, to approve all audit engagement fees, compensation and terms, and to directly oversee the work of the independent auditor with respect to the annual audit of the Company.

2. To instruct the Company’s independent auditor that it is to report directly to the Committee.

3. The sole authority to approve in advance all audit and legally permitted non-audit services to be provided by any independent public accountants; provided, however, that advance approval of non-audit services shall not be required if:

a. the aggregate amount of fees for all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are provided;

b. the services were not recognized by the Company at the time of the engagement to be non-audit services; and

c. the services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

4. The sole authority to delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant advance approvals of audit and non-audit services as described in Section 3 above.

5. At least annually, to obtain and review a report by the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company.

6. At least annually, to evaluate the independent auditor’s qualifications, performance, and independence, which evaluation shall include the review and evaluation of the lead partner of the independent auditor and a review of the report referred to in Section 5 above. In making its evaluation, the Committee shall take into account the opinions of management and the Company’s internal auditors. The Committee shall further ensure the rotation of the lead audit and review partners every five years, or more frequently as the Committee shall determine in its sole discretion. The Committee shall decide as to whether the Company is obtaining high quality audits and whether rotation of the auditor would be helpful. The Committee shall present its conclusions with respect to the independent auditor to the Board.

7. To discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

8. Review NIKE’s Annual Report filed with the SEC on Form 10-K, and recommend to the Board that the audited financial statements be included in the Form 10-K.

9. Review with the independent auditor and management NIKE’s quarterly financial statements prior to filing and discuss with the independent auditor any items required to be communicated by the independent auditor with respect to interim financial statements in accordance with SAS 61 and 71.

10. To discuss with the Chief Executive Officer and the Chief Financial Officer the individual certifications required to be filed with the Company’s periodic reports to the SEC.

11. To discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

12. To engage and compensate independent counsel and other advisors, as the Committee determines necessary to carry out its duties.

13. To discuss policies with respect to risk assessment and risk management and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

14. To meet separately, at least quarterly, with management, with internal auditors, and with the independent auditor.

15. To review with the independent auditor any audit problems or difficulties and management’s response, including, but not limited to, any restriction on the scope of the independent auditor’s activities or on access to requested information, any significant disagreements with management, any accounting adjustments that were noted or proposed by the auditor but were passed as immaterial or otherwise, any communications between the audit team and audit firm’s national office respecting auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The review shall also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

16. To resolve disagreements between management and the independent auditor regarding financial reporting.

17. Obtain from the Company’s independent auditor any information required to be provided pursuant to Section 10A of the Securities Exchange Act of 1934 (the “‘34 Act”).

18. To review and approve, if appropriate, the internal audit charter and any changes thereto.

19. To ensure the independence of the chief internal auditor and to concur in the selection, retention, and dismissal of the chief internal auditor.

20. To review the effectiveness of the Company’s accounting and internal control structure and procedures through inquiry and discussions with the Company’s independent auditor, internal auditors, and management of the Company, and approve the internal control structure and procedures and any amendments thereto.

21. To establish procedures for (i) the receipt, retention, treatment, processing and resolution of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

22. To set hiring policies for employees or former employees of the independent auditor all in accordance with applicable legal requirements.

23. Meet periodically with the general counsel or other legal counsel to review legal and regulatory matters, including any matters that may have a material effect on the financial statements of the Company.

24. Meet periodically with the Company’s internal Clearance Director, who will (i) review and approve in advance all trades of NIKE common stock owned by the Company’s directors and officers who are subject to Section 16 of the ‘34 Act, (ii) be a member of, and be provided with all information furnished to, the Disclosure Committee, (iii) meet at least annually with the Company’s directors and officers to inform them of the stock trading policies and procedures applicable to them, and (iv) provide periodic reports to the Committee regarding the performance of his or her duties and any issues or problems encountered.

25. Receive reports from the Company’s internal Disclosure Committee, which is responsible for quarterly review of material issues regarding accounting, financial reporting, public disclosure, internal control, and fraud issues in respect of the financial statements of the Company.

26. To report regularly to the Board any material issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, or the performance of the internal audit function.

27. Direct preparation of and approve the Audit Committee Report for inclusion in the annual Proxy Statement that summarizes the Committee’s activities in compliance with Item 7 of Schedule 14A under the Securities Exchange Act of 1934.

28. Direct preparation and execution of the NYSE’s annual written affirmation of director independence and qualifications to serve on the Committee as required by the NYSE Listed Company Manual.

29. Annually evaluate the performance of the Committee and report the results of the Committee performance evaluation to the Board.

30. Review and assess annually the adequacy of the Committee’s charter.

31. Perform such additional activities and consider such other matters within the scope of its responsibilities as the Committee or the Board deems necessary or appropriate.

ANNUAL

MEETING

AND

PROXY STATEMENT

September 20, 2004

Portland, Oregon

This proxy statement is printed on recycled paper

NIKE, INC. P.O. BOX 43069 PROVIDENCE, RI 02940-3069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NIKEA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
		For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Directors:
	Nominees: 01) Thomas E. Clarke, 02) Ralph D. DeNunzio, 03) Delbert J. Hayes, 04) Douglas G. Houser, 05) Philip H. Knight, 06) John R. Thompson, Jr.	☐	☐	☐

		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

(Please date and sign below exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

NIKE, INC.

CLASS A COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2004 MEETING OF SHAREHOLDERS

SEPTEMBER 20, 2004

The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 20, 2004, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Address Change/Comments:

If you noted address changes or comments above, please mark the corresponding box on the reverse side.

NIKE, INC. P.O. BOX 43069 PROVIDENCE, RI 02940-3069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NIKE, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NIKEB1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NIKE, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
			For All	Withhold All	For All Except	To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominee’s number on the line below.
1.	Election of Directors:
	Nominees:	01) Jill K. Conway	☐	☐	☐
02) Alan B. Graf, Jr.
03) Jeanne P. Jackson

		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.	☐	☐	☐

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AND FOR PROPOSAL 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

For address changes and/or comments, please check this box and write them on the back where indicated.		☐

(Please date and sign below exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer and attested. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.)

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

NIKE, INC.

CLASS B COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2004 MEETING OF SHAREHOLDERS

SEPTEMBER 20, 2004

The undersigned hereby appoints Philip H. Knight, Delbert J. Hayes and Douglas G. Houser, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 20, 2004, and any adjournments thereof, with all powers that the undersigned, would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

Address Change/Comments:

If you noted address changes or comments above, please mark the corresponding box on the reverse side.